PRIVILEGED & CONFIDENTIAL
EXECUTION VERSION
Exhibit 99.11

PARTICIPANT AGREEMENT

This Participant Agreement (this “Agreement”), dated as of September 3, 2020, is entered into by and among Kelso & Company, L.P. (“Kelso”), Warburg Pincus LLC (“Warburg”) and Arch Capital Group Ltd. (“Arch”). Kelso, Warburg and Arch are collectively referred to as the “Participants”.
WHEREAS, the Participants have submitted a proposal to acquire (the “Acquisition”) all the outstanding shares of common stock of Watford Holdings Ltd. (“Watford”) not owned by Arch;
WHEREAS, the Participants have utilized and may in the future utilize the following third-party professional advisers (the “Third Party Advisers”): BlackRock Financial Management, Inc., Carey Olson Bermuda Limited, Cahill Gordon & Reindel LLP (“Cahill”), Debevoise & Plimpton LLP (“Debevoise”), Goldman Sachs & Co. LLC, Guggenheim Partners, LLC, PricewaterhouseCoopers LLP and Wachtell, Lipton, Rosen & Katz (“Wachtell”), to assist them as a group in connection with the negotiation of the Acquisition and the other transactions and activities in connection with the Acquisition (collectively, the “Transaction”); and
WHEREAS, the Participants wish to enter into certain covenants and agreements related to the Transaction, and share (a) the fees and expenses of such Third Party Advisers in connection with the Transaction, regardless of which Participant engages such Third Party Adviser, and (b) any other reasonable out-of-pocket costs incurred by any Participant to any other third-party professional advisers approved in writing (email being sufficient) by all Participants in connection with the Transaction (the amounts shared pursuant to clauses (a) and (b) collectively, to the extent incurred on or after August 13, 2020, the “Shared Costs”); provided, however, that such fees, expense and costs shall be exclusive of (i) any overhead costs or salaries of any of the Participants and (ii) any fees, expenses and costs of the Participants or their Third Party Advisers related to the governance arrangements of the entity that will consummate the Acquisition, and related shareholder arrangements.
NOW, THEREFORE, the Participants agree as follows:
1.Payment of Shared Costs.
(a)Arch hereby agrees to pay 40% of all Shared Costs, Kelso hereby agrees to pay 30% of all Shared Costs and Warburg hereby agrees to pay 30% of all

Shared Costs, and each Participant agrees to pay their respective percentage of all Shared Costs upon the earlier of (i) the consummation of the Acquisition, (ii) the termination of the agreement pursuant to which the Acquisition will be consummated (the “Acquisition Agreement”), and (iii) the unanimous decision by the Participants to not proceed with the Acquisition; provided however that if the Acquisition is consummated, either Watford or the legal entity formed for the purpose of consummating the Acquisition shall bear all Shared Costs.
(b)If any Participant declines to participate in the Transaction (a “Declining Participant”), such Declining Participant will continue to be obligated hereunder for its percentage of Shared Costs and, if applicable, shall be entitled to reimbursement from the other Participants to the extent the Shared Costs incurred by such Participant exceed its percentage of the total Shared Costs, in each case incurred through the date that such Declining Participant provides written notice to the other Participants that it will not participate in the Transaction, which such amounts shall be paid to the applicable Participants no later than 10 days following the date of being notified of its portion of the Shared Costs; provided, however, that if the Participants that are not Declining Participants continue to pursue the Acquisition together with one or more other third parties, then such third parties shall assume the amount of Shared Costs for which the Declining Participant would otherwise be liable hereunder (and reimburse the Declining Participant to the extent any such amounts were previously paid by the Declining Participant).
(c)Reasonable supporting documentation (i.e., a final invoice) regarding Shared Costs shall be provided to all Participants prior to payment.
2.Covenants. The Participants covenant and agree that Cahill will lead the discussions and negotiations of the Acquisition Agreement and other definitive documentation relating to the Acquisition on behalf of the Participants, which shall include discussions and negotiations with, and with respect to, HPS Investment Partners, LLC (“HPS”) and agreements to be entered into or amended with HPS (collectively, the “Acquisition Documents”); provided, that each of the Participants and their counsel will (x) have the opportunity to review drafts of the Acquisition Documents and (y) have their views and comments reflected in negotiations and discussions with Watford and HPS; provided, further, that no Acquisition Document will bind any Participant or entity related to or controlled by a Participant without the consent of such Participant.
3.Miscellaneous.
(a)Other than the Shared Costs, which shall be borne in accordance with this Agreement, each Participant shall bear its own costs and expenses incurred in connection with the Transaction, including, for the avoidance of doubt, any fees, expenses and costs of the Participants or their Third Party Advisers related to the governance arrangements of the entity that will consummate the Acquisition, and related shareholder arrangements.
(b)Prior to the date hereof, each Participant has entered into its own individual confidentiality agreement with Watford or an affiliate thereof related to the Transaction. No Participant will be considered to be a representative of any other Participant under such agreements, and no Participant will be responsible for any breach by any other Participant of such agreements; provided, however, that, if during the period that the parties are jointly working on the Transaction, a Third Party Adviser in connection with the Transaction breaches its obligations under any such confidentiality agreement, the Participants agree to share (and be responsible) for any liabilities arising from such breach in accordance with the percentages set forth in Section 1(a).
(c)This Agreement shall not be deemed to be a commitment on the part of any Participant to participate in the Transaction.
(d)This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflicts of law to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding instituted against it by any other person with respect to this Agreement may be instituted, and that any suit, action or proceeding by it against any other person with respect to this Agreement shall be instituted, only in the U.S. District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York (and appellate courts from any of the foregoing) as the party instituting such suit, action or proceeding may in its sole discretion elect. Each of the parties hereto consents and submits, for itself and its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it by the other and agrees that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court specified herein, (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing. Each of the parties hereto waives the right to trial by jury in any action or proceeding based upon, arising out of or in any way connected with this Agreement or the transactions contemplated hereby.

(e)This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Participants with respect to the subject matter hereof.
(f)This Agreement may be executed simultaneously in identical counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
(g)This Agreement may be amended or modified and the provisions hereof may be waived only by an agreement in writing signed by each of the Participants.
(h)The rights and obligations of the Participants hereunder shall not be assigned without the prior consent of the other Participants; provided, however, that a Participant may, without the consent of any other Participant, assign its rights and obligations under this Agreement to one or more of its affiliates; provided, further, however that no such assignment shall relieve the transferring Participant of its obligations hereunder.

[Signature page follows.]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ François Morin
Name:	François Morin
Title:	EVP, Chief Financial Officer

KELSO & COMPANY, L.P.

By:	/s/ William Woo
Name:	William Woo
Title:	Managing Director, General Counsel & CCO

WARBURG PINCUS LLC.

By:	/s/ Jeff Stein
Name:	Jeff Stein
Title:	Managing Director

[Signature Page to Participant Agreement]